Exhibit 99.1

LUMBER LIQUIDATORS ANNOUNCES
NEW SENIOR MANAGEMENT APPOINTMENT

TOANO, Va., June 30, 2017 – Lumber Liquidators (LL), the largest specialty retailer of hardwood flooring in North America, today announced that it has appointed Lee Reeves as Senior Vice President, Chief Legal Officer and Corporate Secretary. Mr. Reeves, who will report to Dennis Knowles, the Company's President and Chief Executive Officer, has over 20-years of legal experience, including more than a decade as a top legal officer with a Fortune 50 retail company and nearly 10 additional years in private practice with large firms in New York and the Southeast.

"We are extremely pleased to welcome someone of Lee's caliber to our senior leadership team, particularly as we focus on strengthening our value proposition and the performance of our stores," commented Dennis Knowles, President and Chief Executive Officer. "Lee’s mix of legal and compliance expertise as well as his home improvement business acumen are uniquely suited for Lumber Liquidators and are an ideal complement to our leadership team.”

Mr. Reeves was a Partner with Nexsen Pruet, PLLC in Charlotte, NC before joining Lumber Liquidators and, prior to that, spent twelve years with Lowes Companies, Inc., ultimately serving as Senior Vice President, Deputy General Counsel and Assistant Secretary. Mr. Reeves received both his undergraduate and law degrees from Southern Methodist University and, in 2012, completed the Advanced Management Program (AMP) at Harvard University’s Business School.

About Lumber Liquidators

With 386 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512